EXHIBIT 23.3

CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of New Gold Inc. of our report dated March 5, 2009 relating to the financial statements, which appears in Western Goldfields Inc.’s Annual Report on Form 10-K for the year ended December 31, 2008, which is incorporated by reference in the Current Report on Form 6-K of New Gold Inc. filed on April 20, 2009. We also consent to the incorporation by reference of our report dated March 5, 2009 relating to the financial statement schedule, which appears in the Current Report on Form 6-K of New Gold Inc. filed on April 20, 2009.

/s/ Pricewaterhouse Coopers LLP
Chartered Accountants, Licensed Public Accountants
Toronto, Canada
July 9, 2009